Exhibit 5.1
May 11, 2009
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
     In my capacity as Senior Vice President and General Counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-3 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the sale by the selling shareholders of an aggregate of 789,495 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), that are issued and outstanding. In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.
     Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Legal Matters” in the Registration Statement.

Yours very truly,
/s/ Robert A. Wason IV
Robert A. Wason IV
Senior Vice President and General Counsel